Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-145803 of our report dated April 10, 2008 relating to the consolidated financial statements of Sterling Chemicals, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to 1) a change in the method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006 and 2) the restatement of the consolidated financial statements) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 7, 2008